ADMINISTRATIVE AGENCY AGREEMENT

THIS AGREEMENT is made as of July 1, 2025, by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (the “Administrator”), and CROSSMARK ETF TRUST a management investment company organized as a Delaware statutory trust (the “Fund” on behalf of each series listed on Appendix A to this Agreement each a “Portfolio” and collectively, the “Portfolios”) and registered with the Securities and Exchange Commission under the Investment Company Act of 1940 (“the 1940 Act”).

WITNESSETH:

WHEREAS, the Fund is registered with the United States Securities and Exchange Commission as a management investment company under the 1940 Act; and

WHEREAS, the Fund desires to retain the Administrator to render certain services to the Fund and each Portfolio, and the Administrator is willing to render such services.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. Appointment of Administrator. The Fund hereby employs and appoints the Administrator to act as its administrative agent on the terms set forth in this Agreement, and the Administrator accepts such appointment.

2. Delivery of Documents. The Fund will on a continuing basis provide the Administrator with:

2.1

properly certified or authenticated copies of resolutions of the Fund’s Board of Trustees authorizing the appointment of the Administrator as administrative agent of the Fund and approving this Agreement;

2.2	a copy of the Fund’s most recent registration statement;

2.3

copies of all agreements between the Fund and its service providers, including without limitation, advisory, distribution and administration agreements and distribution and/or shareholder servicing plans;

2.4	a copy of the Fund’s valuation procedures;

2.5	a copy of the Fund’s Agreement and Declaration of Trust and By-laws;

2.6

any other documents or resolutions (including but not limited to directions or resolutions of the Fund’s Board of Trustees) which relate to or affect the Administrator’s performance of its duties hereunder or which the Administrator may at any time reasonably request; and

2.7	copies of any and all amendments or supplements to the foregoing.

3. Duties as Administrator. Subject to the supervision and direction of the Fund’s Board of Trustees, the Administrator will perform the administrative services described in Appendix B hereto. Additional services may be provided by the Administrator upon the request of the Fund as mutually agreed from time to time. In performing its duties and obligations hereunder, the Administrator will act in accordance with the Fund’s instructions as defined in Section 5 (“Instructions”). It is agreed and understood that the Administrator shall not be responsible for the Fund’s compliance with any applicable documents, laws or regulations, or for losses, costs or expenses arising out of the Fund’s failure to comply with said documents, laws or regulations or the Fund’s failure or inability to correct any non-compliance therewith. The Administrator shall in no event be required to take any action, which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

3.1 Records. The Administrator will maintain and retain such records as required by the 1940 Act and other applicable federal securities laws and created pursuant to the performance of the Administrator’s obligations under this Agreement. The Administrator will maintain such other records as requested by the Fund and received by the Administrator. The Administrator shall not be responsible for the accuracy and completeness of any records not created by the Administrator. The Administrator acknowledges that the records maintained and preserved by the Administrator pursuant to this Agreement are the property of the Fund and will be, at the Fund’s expense, surrendered promptly upon reasonable request. In performing its obligations under this Section, the Administrator may utilize micrographic and electronic storage media as well as independent third-party storage facilities.

3.2 Use of Agents The Administrator may at any time or times in its discretion appoint (and may at any time remove) any affiliate, bank, or subcontractor as its agent (each an “Agent” and collectively, the “Agents”), to carry out the provisions of this Agreement as it may from time to time direct. The Administrator shall exercise reasonable care in the selection and monitoring of such Agents and the appointment of an Agent shall not relieve the Administrator of its obligations under this Agreement and the Administrator will be responsible for the actions or omissions of its Agents in the performance of the Administrator’s duties hereunder to the same extent it would be if it were performing the actions or duties itself.

4. Duties of the Fund. The Fund shall notify the Administrator promptly of any matter affecting the performance by the Administrator of its services under this Agreement; and where the Administrator is providing fund accounting services pursuant to this Agreement, the Fund shall promptly notify the Administrator as to the accrual of liabilities of the Fund, and liabilities of the Fund not appearing on the books of account kept by the Administrator as to the existence, status and proper treatment of reserves, if any, authorized by the Fund. Where the Administrator is providing portfolio compliance monitoring services pursuant to this Agreement, the Fund agrees to notify the Administrator in the event the Fund or any officer, employee or agent of the Fund detects a possible non-compliance of the Fund with its investment restrictions, policies and limitations. The Fund agrees to provide such information to the Administrator as may be requested under the banking and securities laws of the United States or other jurisdictions relating to “Know Your Customer” and money laundering prevention rules and regulations (collectively, the “KYC Requirements”). For purposes of this subsection, and in connection with all applicable KYC Requirements, the Fund and each Portfolio is the “client” or “customer” of the Administrator. The Fund further represents that it will perform all obligations required under applicable KYC Requirements with respect to its “customers” (as defined in the KYC Requirements) and that, because these customers do not constitute “customers” or “clients” of the Administrator under such applicable rules and regulations, the Administrator is under no such similar obligations.

5. Instructions.

5.1 The Administrator shall not be liable for, and shall be indemnified by the Fund against, any and all losses, costs, damages or expenses arising from or as a result of, any action taken or omitted in reliance upon Instructions or upon any other written notice, request, direction, instruction, certificate or other instrument reasonably believed by it to be genuine and signed or authorized by the proper party or parties. A list of persons so authorized by the Fund (“Authorized Persons”) is attached hereto as Appendix C and upon which the Administrator may rely until its receipt of notification to the contrary by the Fund.

5.2 Instructions shall include a written request, direction, instruction or certification signed or initialed on behalf of the Fund by one or more Authorized Persons. Those persons authorized to give Instructions may be identified by the Board of Trustees by name, title or position and will include at least one officer empowered by the Board to name other individuals who are authorized to give Instructions on behalf of the Fund.

5.3 Telephonic or other oral instructions or instructions given by telefax transmission may be given by any one of the above persons and will also be considered Instructions if the Administrator reasonably believes them to have been given by a person authorized to give such Instructions with respect to the transaction involved.

5.4 With respect to telefax transmissions, the Fund hereby acknowledges that (i) receipt of legible instructions cannot be assured, (ii) the Administrator cannot verify that authorized signatures on telefax instructions are duly affixed by an Authorized Person, and therefore, the Fund agrees that by electing to transmit any communication by fax, the Fund is assuming the risks of that communication method, and (iii) the Administrator shall not be responsible for losses or expenses incurred through actions taken in reasonable reliance on such telefax instructions. The Fund agrees that such telefax instructions shall be conclusive evidence of the Fund’s Instruction to the Administrator to act or to omit to act. The Administrator shall take reasonable actions to promptly confirm with the Fund any information that, in the Administrator’s determination, is manifestly unclear as a result of being delivered by fax. Instructions may also be transmitted by another means determined by the Fund or Authorized Persons and acknowledged and accepted by the Administrator, including Instructions given orally or by SWIFT; it being understood that such acknowledgement shall authorize the Administrator to accept such means of delivery but shall not represent a judgment by the Administrator as to the reasonableness or security of the means utilized by the Authorized Person.

5.5 Instructions given orally will not be confirmed in writing and the lack of such confirmation shall in no way affect any action taken by the Administrator in reliance upon such oral Instructions. The Fund authorizes the Administrator to tape record any and all telephonic or other oral Instructions given to the Administrator by or on behalf of the Fund (including any of its officers, directors, trustees, employees or agents or any investment manager or adviser or person or entity with similar responsibilities which is authorized to give Instructions on behalf of the Fund to the Administrator.)

6. Expenses and Compensation. For the services to be rendered and the facilities to be furnished by the Administrator as provided for in this Agreement, the Fund shall pay the Administrator for its services rendered pursuant to this Agreement a fee based on such fee schedule as may from time to time be agreed upon in writing by the Fund and the Administrator. Additional services performed by the Administrator as requested by the Fund shall be subject to additional fees as mutually agreed from time to time. In addition to such fee, the Administrator shall bill the Fund separately for any out-of-pocket disbursements of the Administrator based on an out-of-pocket schedule as may from time to time be agreed upon in writing by the Fund and the Administrator. The foregoing fees and disbursements shall be billed to the Fund by the Administrator and shall be paid promptly by wire transfer or other appropriate means to the Administrator.

7. Standard of Care. The Administrator shall be held to the exercise of reasonable care and diligence in carrying out the provisions of this Agreement, provided that the Administrator shall not thereby be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

8. General Limitations on Liability. The Administrator shall incur no liability with respect to any telecommunications, equipment or power failures beyond its reasonable control, or any failures to perform or delays in performance by postal or courier services or third-party information providers (including without limitation those listed on Appendix D). Without prejudice to the provisions of this Section 8 of this Agreement, the Administrator will maintain a business continuity plan that is reasonably designed for (but does not guarantee) the resumption of the Administrator’s provision of the services hereunder within forty-eight (48) hours following any event which prevents the Administrator from providing such services (the “BCP Plan”).

8.1 The Administrator shall also incur no liability under this Agreement if the Administrator or any agent or entity utilized by the Administrator shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of causes or events beyond its reasonable control, including but not limited to:

8.1.1

any Sovereign Event. A “Sovereign Event” shall mean any nationalization; expropriation; devaluation; revaluation; confiscation; seizure; cancellation; destruction; strike; act of war, terrorism, insurrection or revolution; or any other act or event beyond the Administrator’s reasonable control;

8.1.2

any provision of any present or future law, regulation or order of the United States or any state thereof, or of any foreign country or political subdivision thereof, or of any securities depository or clearing agency; and

8.1.3	any provision of any order or judgment of any court of competent jurisdiction.

8.14	a fire, flood, earthquake, other elements of nature or acts of God;

8.15	any epidemic, pandemic, public health emergency (including but not limited to COVID-19), or any governmental order or requirement relating thereto; and

8.16	any other causes or events which are unforeseeable or beyond the Administrator’s reasonable control, regardless of whether such causes are events are of a nature or type described above.

8.2 The Administrator shall not be held accountable or liable for any losses, damages or expenses the Fund or any shareholder or former shareholder of the Fund or any other person may suffer or incur arising from acts, omissions, errors or delays of the Administrator in the performance of its obligations and duties as provided in Section 3 hereof, including without limitation any error of judgment or mistake of law, except a damage, loss or expense resulting from the Administrator’s willful misconduct, bad faith or negligence in the performance of such Administrator’s obligations and duties.

8.3 The Administrator shall not be liable for any damages arising out of any misstatement or omission in the Fund’s registration statement, prospectus, shareholder report, offering document or other information filed or made public by the Fund or PINE DISTRIBUTORS LLC (the “Distributor”).

8.4 In no event and under no circumstances shall the Administrator be held liable for consequential or indirect damages, loss of profits, damage to reputation or business or any other special or punitive damages arising under or by reason of any provision of this Agreement or for any act or omissions hereunder, even if the Administrator has been advised of the possibility of such damages or losses.

9. Specific Limitations on Liability. In addition to, and without limiting the application of the general limitations on liability contained in Section 8, above, the following specific limitations on the Administrator’s liability shall apply to the particular administrative services set forth on Appendix B hereto.

9.1 Portfolio Compliance Monitoring. The secondary compliance monitoring of the investments of the Fund and/or each Portfolio with respect to investment restrictions and policies is subject to parameters that may vary over time and which may be beyond the control or knowledge of the Administrator. Consequently, the results of the monitoring as notified by the Administrator to the Fund are to be considered merely as an indication of possible non-compliance with the investment restrictions and policies of the Fund and/or Portfolio rather than an affirmative statement as to non-compliance with the investment restrictions and policies. Moreover, the Administrator may not detect a breach and consequently might not notify the Fund thereof if information or data in its possession is inaccurate, incomplete or ambiguous. The Fund shall remain fully responsible for ensuring compliance of the investments of the Fund and each Portfolio with its investment restrictions and policies and the services provided by the Administrator in monitoring investment restrictions and policies shall not be deemed to be a delegation of the Fund’s responsibility to the Administrator. In addition, the Fund agrees that the Administrator shall not be liable for the accuracy, completeness or use of any information or data that CRD (as defined in Appendix B hereof) or any other compliance system used by the Administrator generates in connection with such administrative compliance monitoring on any given date.

9.2 Liability for Fund Accounting Services. Without limiting the provisions in Section 8 hereof, the Administrator’s liability for acts, omissions, errors or delays relating to its fund accounting obligations and duties shall be limited to the amount of any expenses associated with a required recalculation of net asset value per share (“NAV”) or any direct damages suffered by shareholders in connection with such recalculation. The Administrator’s liability or accountability for such acts, omissions, errors or delays shall be further subject to clauses 9.2.1 through 9.2.4 below.

9.2.1. The parties hereto acknowledge that the Administrator’s causing an error or delay in the determination of NAV may, but does not in and of itself, constitute negligence or reckless or willful misconduct. The parties further acknowledge that in accordance with industry practice, the Administrator shall be liable and the recalculation of NAV shall be performed only with regard to errors in the calculation of the NAV that are greater than or equal to $.01 per share of a Portfolio. If a recalculation of NAV occurs, the Fund agrees to reprocess shareholder transactions or take such other action(s) so as to eliminate or minimize to the extent reasonably practicable the liability of the Administrator.

9.2.2. [Reserved].

9.2.3 The Administrator shall not be held accountable or liable to the Fund, any shareholder or former shareholder thereof or any other person for any delays or losses, damages or expenses any of them may suffer or incur resulting from (i) the Administrator’s usage of a third party service provider for the purpose of storing records delivered to the Administrator by the Fund and which the Administrator did not create in the performance of its obligations hereunder; (ii) the Administrator’s failure to receive timely and suitable notification concerning quotations or corporate actions relating to or affecting portfolio securities of the Fund; or (iii) any errors in the computation of NAV based upon or arising out of quotations or information as to corporate actions if received by the Administrator either (a) from a source which the Administrator was authorized to rely upon (including, but not limited to, the fair value pricing procedures of any investment manager of the Fund and those sources listed on Appendix D), (b) from a source which in the Administrator’s reasonable judgment was as reliable a source for such quotations or information as such authorized sources, or (c) relevant information known to the Fund or its service provider(s) which would impact the calculation of NAV but which is not communicated by the Fund or its service providers to the Administrator. To the extent that Fund assets are not in the custody of the Administrator, the Administrator may conclusively rely on any reporting in connection with such assets provided to the Administrator by a third party on behalf of the Fund.

9.2.4. In the event of any error or delay in the determination of such NAV for which the Administrator may be liable, the Fund and the Administrator will consult and make good faith efforts to reach agreement on what actions should be taken in order to mitigate any loss suffered by the Fund or its present or former shareholders, in order that the Administrator’s exposure to liability shall be reduced to the extent possible after taking into account all relevant factors and alternatives. It is understood that in attempting to reach agreement on the actions to be taken or the amount of the loss which should appropriately be borne by the Administrator, the Fund and the Administrator will consider such relevant factors as the amount of the loss involved, the Fund’s desire to avoid loss of shareholder good will, the fact that other persons or entities could have been reasonably expected to have detected the error sooner than the time it was actually discovered, the appropriateness of limiting or eliminating the benefit which shareholders or former shareholders might have obtained by reason of the error, and the possibility that other parties providing services to the Fund might be induced to absorb a portion of the loss incurred.

9.3 Liability for ETF Transfer Agency and Related Services. Without limiting the provisions in Section 8 hereof, the Administrator shall have no liability for any damages arising out of (i) the failure of any Authorized Participant to perform its obligations under a Participant Agreement (“Participant Agreement” defined for this purpose as any Participant Agreement between the Fund and/or the Distributor and an Authorized Participant acknowledged by the Administrator); (ii) activities or statements of sales or wholesaler personnel who are employed by the Distributor or its affiliates; or (iii) (a) the failure of any Authorized Participant to deposit with the Fund’s Custodian sufficient collateral, or to provide additional collateral upon request by the Administrator, in connection with the monitoring services provided for herein on Appendix B; or (b) any errors in the computation of collateral requirements based upon or arising out of quotations or information received by the Administrator from a source which the Administrator was authorized to rely upon (including, but not limited to, those sources listed on Appendix D). Any losses sustained by the Fund as a result of or arising from errors in calculations performed by the Administrator in connection with the monitoring or maintenance of collateral positions relating to creation or redemption unit activity shall not exceed the total fees paid to the Administrator in any calendar year.

10. Indemnification. The Fund hereby agrees to indemnify the Administrator against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) in connection with or arising out of performance of the Administrator’s obligations and duties under this Agreement, not resulting from the willful misconduct, bad faith or negligence of the Administrator in the performance of such obligations and duties. Notwithstanding any provision to the contrary in this Agreement, the Fund shall not be required to apply the assets of one Portfolio to satisfy the obligations of any other Portfolio arising under or in connection with this Agreement. The provisions of this Section 10 shall survive the termination of this Agreement.

11. Reliance by the Administrator on 0pinions of Counsel and 0pinions of Certified Public Accountants.

The Administrator may consult with its counsel or the Fund’s counsel in any case where so doing appears to the Administrator to be necessary or desirable. The Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of its counsel or of the Fund’s counsel.

The Administrator may consult with a certified public accountant or the Fund’s Treasurer in any case where so doing appears to the Administrator to be necessary or desirable. The Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of such certified public accountant or of the Fund’s Treasurer.

12. Term and Termination of Agreement. This Agreement may be terminated by either party in accordance with the provisions of this Section.

12.1 This Agreement shall have an initial term of three (3) years from the date hereof. Thereafter, this Agreement shall automatically renew for successive one (1) year periods unless either party terminates this Agreement by written notice effective no sooner than ninety (90) days following the date that notice to such effect shall be delivered to the other party at its address set forth herein. Notwithstanding the foregoing provisions, either party may terminate this Agreement at any time (a) for cause, which is a material breach of the Agreement not cured within sixty (60) days, in which case termination shall be effective upon written receipt of notice by the non-terminating party, or upon thirty (30) days written notice to the other party in the event that the either party is adjudged bankrupt or insolvent, or there shall be commenced against such party a case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect. In the event a termination notice is given by a party hereto, all reasonable costs and expenses associated with any required systems, facilities, procedures, personnel, and other resourced modifications as well as the movement of any records or materials and the conversion thereof shall be paid by the Fund for which services shall cease to be performed hereunder. The Administrator shall be responsible for completing all actions in progress when such termination notice is given unless otherwise agreed.

12.2. Upon termination of the Agreement in accordance with this Section 12, the Fund may request the Administrator to promptly deliver to the Fund or to any designated third party all records created and maintained by the Administrator pursuant to Section 3.1 of this Agreement, as well as any Fund records maintained but not created by the Administrator. If such request is provided in writing by the Fund to the Administrator within seventy-five (75) days of the date of termination of the Agreement, the Administrator shall provide to the Fund a certification that all records created by the Administrator pursuant to its obligations under Section 3.1 of this Agreement are accurate and complete. After seventy-five (75) days of the date of termination of this Agreement, no such certification will be provided to the Fund by the Administrator and the Administrator is under no further obligation to ensure that records created by the Administrator pursuant to Section 3.1 of this Agreement are maintained in a form that is accurate or complete.

13. Confidentiality. The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by or to any Regulatory Authority, any auditor or attorney of the parties hereto, or by judicial or administrative process or otherwise by Applicable Law.

14. Tape-recording. The Fund authorizes the Administrator to tape record any and all telephonic or other oral instructions given to the Administrator by or on behalf of the Fund, including from any Authorized Person. This authorization will remain in effect until and unless revoked by the Fund in writing. The Fund further agrees to solicit valid written or other consent from any of its employees with respect to telephone communications to the extent such consent is required by applicable law.

15. Entire Agreement; Amendment. This Agreement constitutes the entire understanding and agreement of the parties hereto and supersedes any other oral or written agreements heretofore in effect between the parties with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by a statement in writing signed by the party against which enforcement of the amendment or termination is sought.

16. Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

17. Headings. The section headings in this Agreement are for the convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions thereof.

18. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of New York without giving effect to conflicts of laws principles and each of the parties hereto irrevocably consents to the exclusive jurisdiction of the courts of the State of New York in New York City and the federal courts located in New York City. The Fund irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any of the aforesaid courts and any claim that any such action or proceeding has been brought in an inconvenient forum. Furthermore, each party hereto irrevocably waives any right that it may have to trial by jury in any action, proceeding or counterclaim arising out of or related to this Agreement or the services contemplated hereby.

19. Notices. Notices and other writings delivered or mailed postage prepaid to the Fund addressed to the Fund at 15375 Memorial Drive, Suite 200, Houston, Texas 77079 Attention: Chief Compliance Officer or to such other address as the Fund may have designated to the Administrator in writing, or to the Administrator at 50 Post Office Square, Boston, MA 02110, Attention: Manager, Fund Administration Department, or to such other address as the Administrator may have designated to the Fund in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

20. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Fund and the Administrator and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party. Each party agrees that only the parties to this Agreement and/or their successors in interest shall have a right to enforce the terms of this Agreement. Accordingly, no shareholder or client of the Fund or other third party shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties.

21. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or telefax of the Agreement shall be acceptable evidence of the existence of the Agreement and the Administrator shall be protected in relying on the photocopy or telefax until the Administrator has received the original of the Agreement.

22. Exclusivity. The services furnished by the Administrator hereunder are not to be deemed exclusive, and the Administrator shall be free to furnish similar services to others.

23. Authorization. The Fund hereby represents and warrants that the Fund’s Board of Trustees has authorized the execution and delivery of this Agreement and that an authorized officer of the Fund has signed this Agreement, Appendices A, B, C, and D and the fee schedule hereto.

24. Acknowledgement of Non-Liability. The Administrator hereby acknowledges that (i) the Agreement is executed on behalf of the Fund by officers of the Fund in their capacity as officers and not individually and (ii) any obligation of the Fund hereunder is binding only upon the assets of the Fund (or the applicable Portfolio thereof) and shall not be binding upon any trustee, officer, employee or agent of the Fund or any shareholder of a Portfolio.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.

The undersigned acknowledges that (I/we) have received a copy of this document.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Daniel Montoya
Name:	Daniel Montoya
Title:	Managing Director
Date:	3 July 2025

CROSSMARK ETF TRUST

By:	/s/ Jim Coppedge
Name:	Jim Coppedge
Title:	Executive Vice President
Date:	July 1, 2025

APPENDIX A

TO

ADMINISTRATIVE AGENCY AGREEMENT

Dated as of July 1, 2025

The following is a list of Portfolios for which the Administrator shall serve under an Administrative Agency Agreement dated as of July 1, 2025, as amended from time to time:

Crossmark Large Cap Growth ETF

Crossmark Large Cap Value ETF

CROSSMARK ETF TRUST

By:	/s/ Jim Coppedge
Name:	Jim Coppedge
Title:	Executive Vice President
Date:	July 1, 2025

APPENDIX B

ADMINISTRATIVE AGENCY AGREEMENT

Services1

Fund Accounting Services

The Administrator will provide the following fund accounting services to each Portfolio each day that such Portfolio and the New York Stock Exchange (“NYSE”) is open (each a “Business Day”): transaction processing and review, custodial reconciliation, securities pricing and investment accounting.

Transaction Processing and Review. The Administrator shall input and reconcile each Portfolio’s investment activity including with respect to:

•	Investment taxlots

•	Income

•	Dividends

•	Principal paydowns

•	Capital activity

•	Expense accruals

•	Cash activity

•	Corporate Reorganizations

Custodial Reconciliation. The Administrator shall reconcile the following positions of each Portfolio against the records of the Custodian:

•	Securities holdings

•	Cash including cash transfers, fees assessed and other investment related cash transactions

•	Trade settlements

Securities Pricing. The Administrator shall update each security position of each Portfolio as to the following:

•	Market prices obtained from approved sources including those listed on Appendix D or Fair Valuations obtained from an Authorized Person of the Fund

•	Mark to market of non-base receivables/payables utilizing approved foreign exchange quotations as quoted in Appendix D

•	Mark to market of non-base currency positions utilizing the approved sources quoted in Appendix D or Fair Valuations obtained from an Authorized Person of the Fund

[1]	Service descriptions remain subject to review by the parties.

Investment Accounting. The Administrator shall provide the following investment accounting services to each Portfolio:

•	Amortization/accretion at the individual tax lot level

•	General ledger entries

•	Book value calculations

•	Trade Date + 1 accounting

•	Calculation of Net Asset Value Per Share (“NAV”) as of the close of business of the NYSE

Portfolio Composition File (PCF) Calculations and Dissemination. The Administrator shall provide the following PCF services for each Portfolio which would require such:

•	Calculation of the PCF cash components inclusive of applicable projections

•	Dissemination of the PCF to the NSCC

Financial Reporting Services

The Administrator shall accumulate information for and prepare

•

Within an agreed upon production cycle, [one] annual TSR (Tailored Shareholder Report) and [one] semi-annual TSR for each Portfolio per fiscal year, such preparation includes the coordination of all printer and author edits, the review of printer drafts and the coordination of the audit of each Portfolio by its independent public auditor (e.g. manage open items lists, host weekly audit meeting, etc.)

•	[one] annual report on Form N-CEN

•	[one] first fiscal quarter report and [one] third fiscal quarter report on Form N-PORT Part F or two quarterly report Schedule of Investments for Form N-PORT

•	[One] annual financial statement and other information report and [one] semi-annual financial statement and other information report on Form N-CSR.

•	[one] annual Rule 24f-2 Notice

•

Upon acceptance of each above-mentioned reports by the Fund’s Treasurer and/or Chief Financial Officer, the Administrator shall coordinate with client to file such reports as required, including any applicable executed officer certifications or other exhibits

The Administrator shall provide the following additional services as requested by the Fund:

•	Quarterly calculation and reporting of each Portfolio’s portfolio turnover

•	Preparation of a Monthly and/or Quarterly “Survey” for each survey company identified by the Fund

•

Preparation of the following quarterly reports for the Fund’s Board of [Trustees/Directors] (in BBH Reporting Format or such other format as agreed to between the Administrator and the Fund): Summary Schedule of Investments and Net Asset Roll Forward

•

Preparation of the following additional quarterly reports for the Fund’s Board of [Trustees/Directors] (in BBH Reporting Format or such other format as agreed to between the Administrator and the Fund): Statements of Assets and Liabilities, Statements of Operations, Statements of Changes in Net Assets, Financial Highlights, Schedules of Investments, Top Five Industry, Country and Holdings Reports and Sector, Industry and Bond Rating Analyses

Expense Administration Services

The Administrator shall perform the following services as requested by the Fund’s Treasurer:

•	Process Fund expense invoices as per defined schedule or ad-hoc submission in accordance with authorized signatory lists and client instructed allocation

•	Prepare the Fund’s quarterly budget and make recommendations for adjustments as appropriate

•	Prepare asset-based fee calculations as agreed for Investment Advisor and Sub Advisors in accordance with fee schedules

•	Prepare a monthly total expense ratio reporting

The Administrator shall perform the following additional services as requested by the Fund’s Treasurer:

•	Prepare Form 1099 reporting for the Fund’s independent [Trustees/Directors]

•

Prepare budgets and expense pro formas for new series, Portfolios or classes and/or with respect to mergers, acquisitions and restructurings, as may be requested and agreed to between the Fund and Administrator

Board Support

The Administrator shall perform the following service(s) for the Fund:

•	In accordance with Rule 31a-2 under the 1940 Act, maintain those records received or created by the Administrator, which are required to be maintained by Rule 31a-1(b)(4) under the 1940 Act

Regulatory Support Services

The Administrator shall perform the following regulatory services for the Fund:

•	Maintain calendar for all regulatory matters

•

Prepare the annual update per fiscal year end to the Fund’s registration statement and file the same with the SEC (includes coordination of the update with Fund personnel, Fund counsel and independent auditors)

•	Prepare supplements (“Stickers”) to the Fund’s registration statement per calendar year

•	Assist the Fund with preparing and filing the Fund’s fidelity bond filing with the SEC

•	Assist the Fund in preparing the annual Form N-PX filing and filing the same with the SEC

•	Review and comment on shareholder reports

•	Assist in monitoring regulatory proposals and changes that may affect the Fund

The Administrator shall perform the following additional regulatory services for the Fund:

•	Prepare proxy statements, notices, scripts, agendas and other solicitation materials and filing such materials with the SEC

•	Prepare shareholder meeting materials, resolutions, script and minutes and attend such meetings

•

Prepare “off cycle” amendments to the Fund’s registration statement, including those for new series, Portfolios or classes, changes in advisory relationships, mergers and restructurings, as may be requested and agreed to between the Fund and Administrator

Tax Support Services

The Administrator shall provide the following tax support services to the Fund:

•	Prepare fiscal year-end and excise tax distribution calculations;

•	Prepare monthly, quarterly and annual income distributions as described in each Fund’s or Portfolio’s prospectus

•	Provide any tax analysis of portfolio transactions

•	Prepare annual capital gain distribution(s) including spillback amounts as required

•	Prepare tax-related ROCSOP entries for fund accounting purposes

•	Provide foreign withholding tax service (custody and by country reports)

•	Prepare FBAR filings

•

Review required tax disclosures (such as tax cost, long-term capital gain, tax-exempt designation, foreign tax credits, dividend-received deductions, and qualified dividend income pass throughs) in the Fund’s financial statements

•	Prepare federal, state and local (if any) income tax returns, including tax return extension requests, for signature by the Fund and/or its auditor

•	Prepare shareholder year-end tax information, including 1099-misc

•	Calculate the amounts and characterizations of distributions declared during the calendar year for Form 1099/DIV reporting

•	Provide analysis and necessary adjustments based on passive foreign investment companies (“PFICs”) that have been identified by the Fund and communicated to the Administrator

•

Consult with the Fund’s Authorized Persons on their management and/or investment strategy regarding straddles identified by the Fund and communicated to the Administrator and provide necessary adjustments

Description of Additional Tax Support Services

•	Prepare and maintain tax accruals and necessary adjustments for convertible preferred stock investments

•	Prepare available tax equalization schedules

•	Prepare annual Qualified Investment Income

•	Prepare interim estimates of taxable income and capital gains

•	Consult with the Fund’s Authorized Persons on various tax issues as requested and with the Fund’s independent public accountant when appropriate

Performance Measurement Services

The Administrator shall provide the following services related to calculating and reporting Fund performance:

•	Calculate time weighted total returns for each Portfolio (by class, if applicable) and report such returns to the Fund on a monthly basis, and SEC after-tax returns on an annual basis

•	Provide and review each Portfolio’s performance information disclosed in its financial statements, prospectus and statement of additional information

•	At the Fund’s request, report portfolio holdings to identified database companies

The Administrator shall provide the following additional services related to calculating and reporting Fund performance:

•	Preparation of performance information for Monthly and/or Quarterly “Fact Sheets”

•	Monthly Best/Worst Quarter Reporting - the best and worst calendar quarter returns of the last ten years or since inception while listing the calendar quarter returns during the period

•	Monthly Comparative Fund versus Benchmark Performance Reporting - a comparative of performance of each Portfolio (or class, if applicable) versus applicable benchmark(s)

•

Monthly Growth of Investment Reporting - a monthly growth of investment and returns (including operating expenses, sales charge(s), if applicable, and reinvestment of distributions) of each Portfolio (or class, if applicable) for the past 10 years or since inception

•	Monthly Gross of Fee Returns Reporting - total return reporting, excluding any operating expenses and sales charge(s), if applicable

•	Monthly Risk Statistics Reporting - a variety of risk statistics as selected by the Fund

The Administrator shall provide the following additional attribution calculation and reporting services to the Fund:

•	Monthly Performance Sector Reporting - a quantitative comparative of each Portfolio’s (or class, if applicable) performance and benchmark by asset/sector

•	Monthly Attribution Summary Reporting - a quantitative summary of an equity attribution model, Brinson-Fachler, attribution effects of each Portfolio (or class, if applicable) and policy/benchmark

•

Monthly Attribution Detail By Asset Reporting - a detailed breakdown at the sector level of each Portfolio (by class if applicable) and policy/benchmark of the attribution effects in the Attribution Summary report

•	Monthly Contribution Return Reporting (also known as absolute attribution) - contribution of each security or sector or country to the overall performance of each Portfolio (or class, if applicable)

•	Monthly Contribution to Return - Top/Bottom Securities by Contribution Reporting - the top and bottom ten securities by contribution to overall performance of each Portfolio (or class, if applicable)

•	Monthly Excess Weight Summary by Asset Reporting - a qualitative analysis of each Portfolio (or class, if applicable) versus the applicable benchmark’s weight by sector

•	Monthly Quartile Reporting - each Portfolio’s returns (or class, if applicable) compared to its peer group and policy/benchmark

The Administrator shall provide the following additional attribution and risk statistics calculation and reporting services to the Fund:

•	Monthly Risk/Return Statistics Reporting - a quantitative analysis for a variety of risk statistics for each Portfolio as regressed with a market proxy and risk free proxy

•

Monthly Scatter Reporting - a quantitative comparison of each Portfolio’s annualized standard deviation (a measure of risk) and annualized rate of return to selected market and risk-free proxies, within a peer- group universe (by class, if applicable)

•

Monthly Value-Added Reporting - quantitatively over time, the value added (excess return) of each Portfolio over a benchmark by charting the returns in excess of the benchmark (by class, if applicable)

Portfolio Compliance Monitoring Services

As described herein the Administrator is providing secondary portfolio compliance monitoring services (“Secondary Compliance Monitoring Services”) pursuant to this Agreement. The Fund acknowledges that the Secondary Compliance Services duplicate the compliance program in place for the Fund (i.e., all tests performed as part of Secondary Compliance Monitoring Services are also performed by the Fund or Investment Advisor independently of the Services provided by the Administrator), that the Secondary Compliance Monitoring Services are a double check or backup, and that the Administrator may not provide Secondary Compliance Monitoring Services unless they are duplicative to the compliance testing performed by the Fund, the Investment Advisor or Subadviser. Finally, the Fund understands that this is a condition precedent to the Administrator’s ability to provide Secondary Compliance Monitoring Services. Further, the Fund agrees to notify the Administrator in the event the Fund or any officer, employee or agent of the Fund detects any material non-compliance with regard to applicable investment restrictions, policies and limitations. The Fund understands that any printed material generated by the system employed by the Administrator to perform any Secondary Compliance Monitoring Services shall display the Charles River Development (“CRD”) brand and logo, as appropriate. The Administrator shall perform the following Secondary Compliance Monitoring Services with respect to the investments of each Portfolio on each Business Day unless otherwise specified:

•

Trade date plus one monitoring of each Portfolio’s investments with respect to the investment restrictions, policies and limitations as described in the current registration statement (including a Portfolio’s most recent prospectus and statement of additional information), which shall be provided to the Administrator by the Fund, and agreed to by the Administrator and Fund

•	Monitoring of policies, restrictions and limitations with respect to certain derivative investments is performed monthly (or as requested)

•

Trade date plus one monitoring of each Portfolio’s investments with respect to the 1940 Act requirements and rules thereunder, applicable exchange listing rules and applicable Internal Revenue Code rules and regulations

•	Rule 17g-1 monitoring shall be performed monthly as requested

•	Qualifying income and diversification monitoring with respect to Subchapter M compliance shall be performed quarterly

•	Trade date plus one monitoring of other portfolio investment restrictions, policies and limitations at such times as may be agreed in writing by the Fund and Administrator

•

The Administrator shall notify the Fund’s Chief Compliance Officer (“CCO”) or such other Authorized Person(s) as may be agreed to by the Fund in the event and at such times as the Administrator detects possible non-compliance with a Portfolio’s investment restrictions, policies and limitations (“Daily Exception Reporting”)

•

Provide the Fund’s CCO or such other Authorized Person(s) as may be agreed to by the Fund a monthly report summarizing the results of the Portfolio Compliance Monitoring Services (“Monthly Summary Reporting”)

•	Provide the Fund’s Board of Trustees/Directors a quarterly report summarizing the results of the Portfolio Compliance Monitoring Services (“Quarterly Board Summary Reporting”)

•	Assist the Fund in producing quarterly brokerage-related reports for the Fund’s Board of Trustees as requested by the Fund and agreed to by the Administrator

The Administrator shall perform the following additional compliance monitoring services with respect to each Portfolio one each Business Day:

•	Provide the Fund’s CCO or such other Authorized Person(s) as may be agreed to by the Fund a daily portfolio compliance summary report (“Daily Summary Reporting”).

ETF Transfer Agency and Related Services

The Administrator shall perform the following ETF Transfer Agency and Related Services:

I.	Creation and Redemption of Creation Units.

It is agreed and understood that the Administrator on the Fund’s behalf, shall process the issuance and redemption of Creation Units of each Portfolio in blocks of Shares as established in the Prospectus for the Portfolio (“Creation Units”) to and from such persons as are identified and approved by the Distributor as Authorized Participants and who have entered into a Participant Agreement.

A.	Accept from [the Distributor/Authorized Participants] creation and redemption orders for communication to the appropriate parties, approval (as may be agreed with the Distributor) and processing.

B.

Pursuant to creation and redemption orders that the Administrator as transfer agent shall receive from [the Distributor/Authorized Participants (and which shall be confirmed by the Distributor, as required)] and pursuant to the procedures set forth in the Participant Agreement, the Administrator shall communicate such orders to the Fund.

C.

Pursuant to such creation orders that the Administrator as the Index Receipt Agent shall receive (and which shall be confirmed by the Distributor) and pursuant to the procedures set forth in the Participant Agreement, the Administrator shall transfer appropriate trade instructions to the Fund’s custodian, Brown Brothers Harriman & Co. (“Custodian”) and pursuant to such orders register the appropriate number of book entry only Creation Units in the name of The Depository Trust Company (“DTC”) or its nominee as a shareholder (each a “Authorized Participant”) of the Fund and deliver the Creation Units of the Fund to the appropriate Authorized Participant.

D.

Pursuant to such redemption orders that Index Receipt Agent shall receive from the Authorized Participant and pursuant to the procedures set forth in the Participant Agreement, the Administrator shall transfer appropriate trade instructions (which may be irrevocable in certain foreign markets) to the Custodian and, pursuant to such orders, redeem the appropriate number of Creation Units that are delivered to the designated DTC Participant Account of the Custodian for redemption and debit such Creation Units from the account of the Authorized Participant on the register of the Fund.

E.

On behalf of the Fund, the Administrator shall issue Creation Units for settlement with purchasers through DTC as the purchaser is authorized to receive. Beneficial ownership of ETF Shares shall be shown on the records of DTC and DTC Participants and not on any records maintained by the Administrator. In issuing Creation Units through DTC to an Authorized Participant, the Administrator shall be entitled to rely upon the latest Instructions that are received from the Distributor by the Administrator as Index Receipt Agent concerning the issuance and delivery of such Creation Units for settlement.

F.

The Administrator shall not issue on behalf of the Fund any Creation Units where it has received an Instruction from the Fund or the Distributor or written notification from any federal or state authority that the sale of the ETF Shares has been suspended or discontinued, and the Administrator shall be entitled to rely upon such Instructions or written notification.

G.

Upon the issuance of Creation Units as provided herein, the Administrator shall not be responsible for the payment of any original issue or other taxes, if any, required to be paid by the Fund or the Distributor in connection with such issuance.

H.

The Administrator will act only upon Instruction from the Fund and/or the Distributor in addressing any failure in the delivery of cash, securities and/or shares in connection with the creation and redemption of Creation Units. The Administrator shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

I.

To the extent requested by the Fund, the Administrator will assist the Fund in creating and revising (as necessary) policies and procedures that govern the construction of Creation Unit baskets (including custom baskets) and the process that will be used for the acceptance of such baskets, as required by Rule 6c-11 under the 1940 Act.

II.	Recordkeeping.

A.

The Administrator shall record the creation and redemption of Creation Units and maintain, pursuant to Rule 17Ad-6 under the Securities Exchange Act of 1934, as amended, a record of the total number of Creation Units that are authorized, issued and outstanding based upon data provided to the Administrator by the Fund or the Distributor. The Administrator shall also provide the Fund on a regular basis with the total number of Creation Units authorized, issued and outstanding; provided however that the Administrator shall not be responsible for monitoring the issuance of such Creation Units or compliance with any laws relating to the validity of the issuance or the legality of the sale of such Creation Units or shares.

III.	Services Related to the Monitoring of Cash Collateral.

The Fund acknowledges that accepting cash collateral or cash in lieu from Authorized Participants in connection with Creation Unit activity entails a variety of risks (including market risk, counterparty risk and settlement risk), which the Fund retains notwithstanding the provision by the Administrator of services related to monitoring of cash collateral. The services provided by the Administrator are administrative and do not change the nature of the relationship between the Fund and any Authorized Participant. The Fund agrees that it bears all investment risk of any cash collateral posted by any Authorized Participant and agrees further to participate in (including entering into required documentation) the Custodian’s CMS program with respect to cash collateral. The Administrator shall have no obligation with respect to determining adequacy or sufficiency of collateral required or received other than calling cash collateral in accordance with the terms set forth in the Participant Agreement and Operational Procedures. The Fund agrees to cooperate with the Administrator with respect to resolutions of issues or exceptions as they may arise with respect to collateral posted by Authorized Participants and agrees to instruct the Administrator as to any realization by the Fund upon cash collateral posted, including any measures to be taken by the Fund or Investment Advisor, for example, buying in, of securities or ETF shares. The Administrator shall perform the following specific services:

(a)	Identify creation and redemption Creation Unit activity for which collateral is required, on a daily basis

(b)

Calculate required collateral for creation and redemption on a daily basis in accordance with the collateral ratios set forth in the Participant Agreements, utilizing a market price from a third-party pricing source as set forth on Appendix D

(c)	Mark to market daily the value of such collateral positions using market prices from a third-party pricing source as set forth on Appendix D

(d)	Communicate collateral requirements as determined in (b) and (c) to Authorized Participants as necessary

(e)	Provide reporting as to open collateral positions and notify the Fund in the event of collateral delivered by Authorized Participants

(f)

Establish Operational Procedures with the Fund and Authorized Participants (based upon the form provided by the Administrator) which set forth the detailed requirements in connection with the processing requirements as to cash collateral posted by Authorized Participants.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Daniel Montoya
Name:	Daniel Montoya
Title:	Managing Director
Date:	3 July 2025

CROSSMARK ETF TRUST

By:	/s/ Jim Coppedge
Name:	Jim Coppedge
Title:	Executive Vice President
Date:	July 1, 2025